CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer International Equity Fund:

We consent to the use of our report dated January 12, 2017, with respect to the financial statements and financial highlights of Oppenheimer International Equity Fund, formerly Oppenheimer International Value Fund, as of November 30, 2016, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

March 27, 2017